EXHIBIT NO. 3(i)
                             ARTICLES OF INCORPORATION
                                        OF
                              SLS INTERNATIONAL, INC.


     The undersigned natural person(s) of the age of eighteen years or more for the purpose of forming a corporation under The General and Business Corporation Law of Missouri adopt the following Articles of Incorporation:


First:   The name of the corporation is:

                              SLS INTERNATIONAL, INC.

Second:   The address, including street and number, if any, of the corporation's initial registered office in this state is:

                               15 EAST NORTH STREET
                              DOVER, DELAWARE 19901
                              IN THE COUNTY OF KENT,

and the name of its registered agent at such address is:

                        W/K INCORPORATING SERVICES, INC.

Third:   The aggregate number of shares which the corporation shall have authority to issue shall be Thirty Thousand (30,000), each having a par value of One Dollar ($1.00).

     The preference, qualification, limitations, restrictions and the special or relative rights, including convertible rights, if any, in respect of the shares of each class are as follows:

No shares of the corporation owned by a present shareholder or any future shareholders shall be transferred to any person unless the share shall have been first offered for sale to the corporation, and if it declines to purchase same, then, to all of the shareholders of the corporation at a price per share determined by the fair market value of each share. The fair market value of each share shall be determined by subtracting the total liability from the total assets and then dividing the results by the number of shares outstanding. No value with regards to "goodwill" shall be used in determining this price per share. The writing offering said shares of a stockholder for sale to the corporation and alternatively to and all the shareholders shall be sent by registered mail to the corporation's address or, if applicable, to the address of the respective shareholders at the addresses listed on the corporation's book. The right to transfer the shares to a person other than those listed above shall not exist until the corporation, and all the shareholders refuse the offer made as provided herein or until they fail for a period of thirty (30) days after receipt of the written offer to accept the same by notifying the selling shareholder in writing of its or their decision to accept the offer.

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Fourth:   Each holder of shares of stock of this corporation shall have the first right (subject to reasonable adjustment to avoid the issue of fractional shares) to purchase shares of stock of this corporation that may hereafter from time to time be issued (whether or not presently authorized), including treasury shares of the corporation, in the ratio that the number of shares of stock he holds at the time of the issue bears to the total number of shares of stock outstanding. This right shall be deemed waived by any holder of stock who does not exercise it and pay for the stock preempted within thirty (30) days of receipt of a notice in writing from the corporation inviting him to exercise the right.

Fifth:   The name and place of residence of each incorporator is as follows:

         Name              Street Address           City & State
         ----------------  -----------------------  --------------------
         Alfred V Greco	   666 Fifth Avenue         New York, NY 10103
                           (Suite 1401)


Sixth:  The number of Directors to constitute the Board of Directors is two (2).

Seventh:   The duration of the corporation is perpetual.

Eighth:   The corporation is formed for the following purposes:

     1. To invent, develop, design, manufacture, and market lighting, electronic, electrical and mechanical equipment.

     2. To borrow and loan money with or without security and to issue, sell, or pledge bonds, promissory notes, bills of exchange, debentures and other obligations and evidences of indebtedness secured or unsecured.

     3. To guarantee the performance of any contract or the obligation of any person, firm, corporation, association or entity.

     4. To purchase, take, receive or otherwise acquire, hold or pledge, transfer or otherwise dispose of its own shares; provided that the corporation shall not purchase either directly or indirectly its own shares when its net assets are less than its stated capital or when by so doing its net assets would be reduced below its stated capital; notwithstanding the foregoing, the corporation may purchase its own shares for the purposes of (a) eliminating fractional shares, (b) collecting or compromising claims of the corporation or securing any indebtedness to the corporation previously incurred, (c) paying dissenting shareholders entitled to payment for their shares in the event of a merger or consolidation or a sale or exchange of assets, or (d) effecting, subject to the provisions of the "The General and Business Corporation Act of Missouri", the retirement of the redeemable shares of the corporation by redemption or by purchase not to exceed the redemption price; and provided further that the shares of its own capital stock belonging to the corporation shall not be voted upon by the corporation.




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     5.  To purchase, hold, sell, assign, transfer, mortgage, pledge or otherwise hold and possess or otherwise dispose of, shares of capital stock, of or any bonds, securities, or evidence of indebtedness created by any other corporation or corporations of this state or any other state, country, nation, or government, and while owner of said stock to exercise all rights, powers and privileges of ownership, including the right to vote thereon.

     6. To purchase, acquire, use, lend, lease or hold, improve, operate, hypothecate, mortgage, sell or convey, and otherwise deal in and dispose of property of all kinds, both real and personal, including right of patent from the United States and/or foreign countries, patents, patent rights, license privileges, inventions, franchises, improvement processes, copyrights, trademarks and trade names relating to or useful in connection with the business of this corporation.

     7. To do and perform or to cause to be done or performed any and every act and thing necessary, proper or convenient to be done or performed in order to carry out the purposes of this corporation; the foregoing in numeration of specific powers shall not be construed to limit or restrict the exercise of all the legal rights, privileges and powers of such corporation which it shall be permitted to do and it shall be permitted to do any and all kinds of business not otherwise prohibited by law.

     IN WITNESS WHEREOF, these Articles of Incorporation have been signed this 21st day of July, 2000.


                                           Alfred V. Greco
                                          -------------------------------------
                                          /s/Alfred V Greco,  Incorporator























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